                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             MEASUREX CORPORATION
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF MEASUREX COR-
 PORATION APPEARS HERE]



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 18, 1995



To Our Stockholders:

       You are cordially invited to attend the Annual Meeting of Stockholders of MEASUREX CORPORATION (the "Company") which will be held at the Company's principal executive offices, One Results Way, Cupertino, California, at 10:00 a.m. on April 18, 1995 for the following purposes:

       1.   To elect to the board three directors;

       2. To consider and vote upon a proposal to ratify the selection of Coopers & Lybrand as independent public accountants for the Company for the fiscal year ending December 3, 1995; and

       3. To act upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

       The Board of Directors has fixed the close of business on February 24, 1995 as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

       Representation of at least a majority of all outstanding shares of Common Stock of Measurex Corporation is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

                                    By Order of the Board of Directors,

                                    Charles Van Orden
                                    Secretary


Cupertino, California
March 3, 1995

              STOCKHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT
                  CAREFULLY PRIOR TO RETURNING THEIR PROXIES

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                             MEASUREX CORPORATION

                           TO BE HELD APRIL 18, 1995

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MEASUREX CORPORATION ("Measurex" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders which will be held at 10:00 a.m. on April 18, 1995 at the Company's principal executive offices, One Results Way, Cupertino, California 95014, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about March 3, 1995.

                        VOTING RIGHTS AND SOLICITATION

       The close of business on February 24, 1995 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, Measurex had 16,261,790 shares of common stock, $.01 par value per share (the "Common Stock"), issued and outstanding, exclusive of treasury stock. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

       Shares of the Company's Common Stock represented by proxies in the accompanying form which are properly executed and returned to Measurex will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1--Election of Directors" and FOR ratification of the selection of accountants as described herein under "Proposal 2--Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

       The entire cost of soliciting proxies will be borne by Measurex. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular Measurex employees for no additional compensation. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to provide routine advice and services for proxy solicitation. CIC will receive approximately $4,500 from the Company for such advice and services. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS


       The members of the Board of Directors of Measurex are classified into three classes, one of which is elected at each Annual Meeting of Stockholders to hold office for a three-year term and until successors of such class have been elected and qualified. The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

NOMINEES TO BOARD OF DIRECTORS
                                                                                         CLASS AND
                                                                                          YEAR IN
                                                                           DIRECTOR      WHICH TERM
      NAME                               PRINCIPAL OCCUPATION               SINCE        WILL EXPIRE            AGE
      ----                               --------------------               -----        -----------            ---
David A. Bossen                   Chairman of the Board of Directors        1968           Class II             68
                                  and Chief Executive Officer, Measurex                      1998
                                  Corporation

Orion L. Hoch                     Chairman Emeritus, Litton Industries,     1979           Class II             66
                                  Inc. (multi-industry company)                              1998

Jeffery T. Grade                  Chairman of the Board of Directors        1993           Class II             51
                                  and Chief Executive Officer,                               1998
                                  Harnischfeger Industries, Inc.
                                  (manufacturer of papermaking, surface
                                  mining and material handling
                                  equipment and provider of systems
                                  integration services)

       Mr. Bossen is a founder of Measurex and has served as President and Chief Executive Officer from the Company's incorporation in January 1968 until December 1993 when he was made Chairman of the Board of Directors and Chief Executive Officer.

       Dr. Hoch is the Chairman Emeritus of Litton Industries, Inc. ("Litton"), a multi-industry company. He served as Chairman of Litton from 1988 to 1994. Prior to that he served as Chief Executive Officer of Litton from 1986 through 1992 and as a director since 1982. Dr. Hoch is also a trustee of Carnegie Mellon University and is a director and Chairman of the Executive Committee of the Board of Directors of Western Atlas, Inc.

       Mr. Grade was appointed to the Board on February 11, 1993, filling the position vacated by William W. Goessel who resigned on the same day. Mr. Grade has been Chairman of the Board of Directors and Chief Executive Officer at Harnischfeger Industries, Inc. ("Harnischfeger"), a manufacturer of papermaking, surface mining and material handling equipment and provider of system integration services, since 1993. He was President and Chief Executive Officer of Harnischfeger from 1992 until 1993, and served as its President and Chief Operating Officer from 1986 until 1992. Mr. Grade is also a director of Crucible Materials Corporation and Coeur d'Alene Mines Corporation.

                                       2.

DIRECTORS NOT STANDING FOR ELECTION

       The members of the Board of Directors who are not standing for election at this year's Annual Meeting are set forth below.


                                                                         CLASS AND
                                                                          YEAR IN
                                                             DIRECTOR    WHICH TERM
    NAME                     PRINCIPAL OCCUPATION             SINCE      WILL EXPIRE     AGE
    ----                     --------------------             -----      -----------     ---
John W. Larson       Chairman, Brobeck, Phleger &            1970(1)      Class III      59
                     Harrison (law firm)                                    1996

J.W. McKittrick      President, Tel-Research Corporation     1968         Class III      67
                     (consulting business)                                  1996

Graham Tyson         Retired Chairman and Chief Executive    1979         Class III      71
                     Officer, Dataproducts Corporation                      1996
                     (computer printer manufacturer)

Paul Bancroft III    Venture Capitalist                      1968         Class I        65
                                                                            1997
Dwight C. Baum       Senior Vice President, PaineWebber      1968         Class I        82
                     Incorporated (investment banking)                      1997

John C. Gingerich    President and Chief Operating           1993         Class I        58
                     Officer,                                               1997
                     Measurex Corporation

_________________________________

(1) Except for a period from July 1971 to September 1973 when Mr. Larson was in government service.

       Mr. Larson has been the Chairman of the law firm of Brobeck, Phleger & Harrison since January 1, 1993, and served as Managing Partner of the firm from 1988 through 1992. He has been a partner with such firm since January 1969 except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to the Cost of Living Council. Measurex has retained Brobeck, Phleger & Harrison as its counsel since 1968 and proposes to retain said firm during the current fiscal year. Mr. Larson was Secretary of Measurex from 1968 to 1988, except during his period of government service, and he has served as Assistant Secretary since 1988.

       Mr. McKittrick has been President of Tel-Research Corporation ("TRC"), a telecommunications consulting firm, since 1990. He also served as President of TRC from 1980 to 1987. He was President and Chief Executive Officer of VMX, Inc., a manufacturer of voice messaging systems, from 1987 to 1988 and its Chairman and Chief Executive Officer from 1988 to 1990.

       Mr. Tyson is the retired Chairman and Chief Executive Officer of Dataproducts Corporation, a manufacturer of printers and other products primarily for the computer and telecommunications industries. Mr. Tyson was one of the founders of Dataproducts Corporation and served as its President and Chief Executive Officer from 1971 to 1980. He served as its Chief Executive Officer from 1980 to 1982, Chairman of the Board from 1980 to 1985 and President and Chief Executive Officer from 1985 to 1986.

       Mr. Bancroft is a venture capitalist. He was a venture capitalist and consultant to Bessemer Securities Corporation ("Bessemer") from 1988 to 1992. He was President, Chief Executive Officer and a Director of Bessemer from 1976 to 1988, a Senior Vice President of Bessemer from 1974 to 1976 and Vice President of Bessemer from 1967 to 1974. Mr. Bancroft is a director of Scudder Equity Trust, Scudder New Europe Fund, Inc., Scudder New Asia Fund,

                                       3.

Inc., Scudder Development Fund, Scudder International Fund, Scudder Global Fund, Inc., Western Atlas, Inc. and Albany International Corporation.

          Mr. Baum is currently Senior Vice President of PaineWebber Incorporated, an investment banking firm, and Chairman of the Board of Directors of United Cities Gas Company. Until 1984, he had been Advisory Director of Blyth Eastman PaineWebber Incorporated and a Senior Vice President and director of its predecessor since 1956. Mr. Baum is also a director of Dominguez Services Corporation and Westminster Capital, Inc.

          Mr. Gingerich has served as President and Chief Operating Officer of Measurex since December 1993. Prior to such date Mr. Gingerich served in a variety of positions at Measurex since joining the Company in 1970. Prior to his appointment as President and Chief Operating Officer, he had served as Executive Vice President since 1982.


                         BOARD MEETINGS AND COMMITTEES

          The Board of Directors of the Company held a total of five meetings during fiscal 1994. During fiscal 1994, each director, except Mr. Baum, attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served.

          The Company has an Audit Committee and a Compensation Committee of the Board of Directors. There is no nominating committee or committee performing the functions of such committee.

          The Audit Committee meets with the Company's financial management and its independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, which currently consists of Messrs. Baum, Tyson and Grade, held two meetings during fiscal 1994.

          The Compensation Committee reviews and approves the compensation arrangements for the Company's executive officers and other key employees in management positions. The Compensation Committee also administers the Company's 1993 Stock Option Plan and Employee Stock Purchase Plan. This Committee, consisting of Messrs. Bancroft, Hoch and Larson, held one meeting during fiscal 1994.


                             DIRECTOR REMUNERATION

          Non-employee members of the Board are each paid an annual retainer fee of $14,000, except for Mr. Tyson and Mr. Bancroft, who as chairmen of the Audit Committee and the Compensation Committee, respectively, receive an annual retainer fee of $15,000. In addition, each non-employee member is paid $1,000 per Board meeting and $850 per Committee meeting attended and are reimbursed for all out-of-pocket costs incurred in connection with their attendance at such meetings.

       Under the automatic option grant program in effect under the Company's 1993 Stock Option Plan, an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 16,000 shares of the Company's Common Stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 4,000 shares at each Annual Stockholders Meeting at which he continues to serve as a non-employee Board member, whether or not he is standing for reelection at that particular meeting. On April 19, 1994, the date of the 1994 Annual Stockholders Meeting, each non-employee Board member received an automatic option grant under the 1993 Stock Option Plan for 4,000 shares of Common Stock with an exercise price of $18.125 per share, the fair market value per share of Common Stock on the grant date. Each 16,000-share and 4,000-share option has a term of ten years and will become exercisable in four equal annual installments over the optionee's period of Board service, beginning one year after the grant date. However, each outstanding automatic option grant will immediately become exercisable for all the option shares should the Company be acquired by merger or asset sale or should there occur a hostile take-over of the Company through a tender offer for more than 50% of the outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for

                                       4.

Board membership. Upon the successful completion of a hostile tender offer for more than 50% of the outstanding Common Stock, each outstanding automatic option grant may be surrendered to the Company in return for a cash payment in an amount per share of Common Stock subject to the surrendered option equal to the greater of (i) the highest tender offer price per share paid for the Common Stock or (ii) the fair market value per share on the option surrender date, less the option exercise price payable per share.

       No other compensation is paid to the non-employee members of the Board with respect to their service on the Board.


                        SECURITY OWNERSHIP OF MANAGEMENT

       The following table sets forth the beneficial ownership of the Common Stock of Measurex as of February 24, 1995 by each director, each executive officer named in the Summary Compensation Table in the "Executive Compensation" section below, and all directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

                                                                                                APPROXIMATE
                                                                   SHARES                         PERCENT
                                                                BENEFICIALLY                    BENEFICIALLY
                       NAME                                       OWNED (1)                         OWNED
                       ----                                     -------------                 ---------------

Paul Bancroft III.....................................             60,000(2)                         0.3%
Dwight C. Baum........................................             52,000                            0.3%
David A. Bossen.......................................            442,819                            2.7%
John C. Gingerich.....................................            118,695                            0.7%
Jeffery T. Grade......................................              9,000(3)                            *
Orion L. Hoch.........................................             36,000                            0.2%
John W. Larson........................................             50,126                            0.3%
Robert McAdams, Jr....................................             77,973                            0.4%
J.W. McKittrick.......................................             35,680                            0.2%
Graham Tyson..........................................             32,000                            0.1%
John G. Preston.......................................             40,250(4)                         0.2%
Glenn R. Wienkoop.....................................             85,785                            0.5%
All current directors and executive officers
    as a group (16 persons)...........................          1,195,166                            7.3%

- --------------------
*      Less than 0.1%.

(1) Includes shares of Common Stock purchasable under options which are exercisable as of February 24, 1995 or which will become exercisable within 60 days thereafter.

(2) Does not include 1,100 shares owned by Mr. Bancroft's spouse, over which he has no voting or investment power and as to which he disclaims any beneficial interest.

(3) Does not include 1,613,100 shares beneficially owned by Harnischfeger Industries, Inc. of which Mr. Grade is Chairman of the Board of Directors and Chief Executive Officer. See "Principal Stockholders" and "Certain Transactions."

(4) Does not include 1,000 shares held by Mr. Preston's son and 1,000 shares held by his daughter, over which he has no voting or investment power and as to which he disclaims any beneficial interest.

                                       5.

                             PRINCIPAL STOCKHOLDERS

       The following table sets forth information with respect to the only persons who beneficially owned (to the Company's knowledge) more than 5% of the Common Stock of Measurex as of February 24, 1995.


                                                                                                    AMOUNT AND
                                                                                                     NATURE OF
                  NAME AND ADDRESS                                               BENEFICIAL           PERCENT
                  OF BENEFICIAL OWNER                                            OWNERSHIP            OF CLASS
                  --------------------                                          -----------          ---------
       Harnischfeger Industries, Inc.........................................    1,613,100              9.9%
       13400 Bishops Lane
       Brookfield, Wisconsin 53005

       Mitchell Hutchins
       Institutional Investors Inc...........................................    1,750,400(1)          10.7%
       1285 Avenue of the Americas
       New York, New York  10019

       FMR Corp..............................................................      942,600(2)           5.7%
       82 Devonshire Street
       Boston, Massachusetts 02109

__________________________

(1) Pursuant to Amendment No. 2 to Schedule 13G dated February 13, 1995 and filed with the Securities and Exchange Commission, Mitchell Hutchins Institutional Investors Inc. has reported shared voting and investment power over all of these shares.

(2) Pursuant to a Schedule 13G dated February 13, 1995 and filed with the Securities and Exchange Commission, FMR Corp. and Edward C. Johnson III have reported that as of December 31, 1994, FMR Corp. and Mr. Johnson have sole voting power over 21,900 shares and sole investment power over all the shares. Mr. Johnson is the Chairman and beneficial owner of 24.9% of the outstanding voting stock of FMR Corp.


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent beneficial owners are required by SEC regulation to furnish the Company with copies of all
Section 16(a) reports they file.

       Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended November 27, 1994 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners.

                                       6.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

       The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the Company's four other highest-paid executive officers (as determined as of the end of the last fiscal year) for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended November 27, 1994, November 28, 1993 and November 29, 1992, respectively.


                                                    SUMMARY COMPENSATION TABLE
                                                                                                     Long-Term
                                                                                                    Compensation
                                                                                                       Awards
                                                                                                     -----------
                                                                                                     Number of
     Name and                                                   Annual Compensation                  Securities         All Other
     Principal                      Fiscal                      -------------------                  Underlying         Compensa-
     Position                        Year              Salary($)/1/            Bonus ($)             Options (#)        tion ($)/2/
     ---------                      ------             -------------           ---------             -----------        -----------
David A. Bossen                      1994                 405,000               282,400                 60,000             7,446
  Chief Executive                    1993                 405,000               234,300                 47,550             7,646
  Officer and                        1992                 383,527               110,300                 25,000             7,857
  Chairman of the
  Board of Directors
John C. Gingerich                    1994                 318,850               176,600                 40,000             2,827
  President,                         1993                 290,000               131,800                 25,000             2,585
  Chief Operating                    1992                 273,947                67,700                 20,000             2,285
  Officer and
  Director
Glenn R. Wienkoop                    1994                 255,000               135,300                 20,000             1,595
  President,                         1993                 255,000               124,700                 28,250             1,542
  Industrial Systems                 1992                 235,009                62,200                 25,000             1,542
  Division
Robert McAdams, Jr.                  1994                 235,008                96,200                 20,000             2,363
  Senior Vice                        1993                 235,008                81,600                 15,000             2,171
  President                          1992                 221,145                46,000                 14,000             1,932
  and Chief
  Financial Officer
John G. Preston                      1994                 175,000               103,824                 15,000             1,902
  Vice President and                 1993                 175,000                76,494                 12,000               879
  General Manager, ICS               1992                 138,250                68,019                  -0-                 736
  Business Unit



  /1/      Includes salary deferred under the Company's Savings and Deferred
  Profit-Sharing Plan.

  /2/      Includes for fiscal year 1994 (i) the contributions made by the
  Company to the Savings and Deferred Profit-Sharing Plan on behalf of each named executive officer and (ii) the insurance premiums paid by the Company on the special term life insurance policies provided each named executive officer, as follows:

                                       7.

Officer                                  Plan Contribution            Insurance Premiums
- -------                                  -----------------            ------------------
David A. Bossen                               $1,000                        $6,446

John C. Gingerich                             $1,000                        $1,827

Glenn R. Wienkoop                             $1,000                        $  595

Robert McAdams, Jr.                           $1,000                        $1,363

John G. Preston                               $1,000                        $  902

STOCK OPTIONS

       The following table contains information concerning the grant of stock options made under the Company's 1993 Stock Option Plan for the 1994 fiscal year to the named executive officers. No stock appreciation rights ("SARs") were granted during the fiscal year to such individuals.

- -----------------------------------------------------------------------------------------------------------------------------------

                                                 OPTION GRANTS IN LAST FISCAL YEAR
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                                Potential Realizable
                                                                                              Value at Assumed Annual
                                                                                                Rates of Stock Price
      Individual Grants                                                                     Appreciation for Option Term
- ------------------------------------------------------------------------------------------------------------------------------------
                             Number of         % of Total
                             Securities         Options
                             Underlying        Granted to        Exercise
                              Options         Employees in         Price            Expiration
      Name                   Granted/1/       Fiscal Year        ($/Sh)/2/             Date             5%($)/3/         10%($)/3/
      ----                  -----------      -------------      ----------          ----------          ---------       ----------
David A. Bossen               60,000            9.64              18.875            12/14/2003          712,223          1,804,913
John C. Gingerich             40,000            6.43              18.875            12/14/2003          474,815          1,203,276
Glenn R. Wienkoop             20,000            3.21              18.875            12/14/2003          237,408            601,638
Robert McAdams, Jr.           20,000            3.21              18.875            12/14/2003          237,408            601,638
John G. Preston               15,000            2.41              18.875            12/14/2003          178,056            451,228
- ------------------------------------------------------------------------------------------------------------------------------------

 /1/   All the options were granted on December 14, 1993.  Each option will
  -
become exercisable for all of the option shares in four equal and successive annual installments over the optionee's period of service with the Company, beginning one year after the grant date. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company. Should Mr. Bossen's employment terminate by reason of retirement, his option will become exercisable for all of the option shares. Each of the granted options will become immediately exercisable for all of the option shares in the event the Company is acquired by merger or asset sale, unless the option is assumed or otherwise replaced by the acquiring entity.
Upon the termination of the optionee's employment within 18 months after (i) an acquisition of the Company which does not otherwise result in the immediate acceleration of the option or (ii) any hostile change in control of the Company effected by a successful tender offer for 50% or more of the outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership, the option will become immediately exercisable for all of the option shares. Such option acceleration will, however, be limited so as to avoid excess parachute payments under the federal tax laws. For further information concerning these option acceleration provisions, please see the section below entitled Employment Contracts and Change of Control Arrangements.

 /2/   The exercise price of each option may be paid in cash, in shares of
  -
Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the

                                       8.

purchased shares and the federal and state tax liability incurred in connection with such exercise. The optionee may be permitted, subject to the approval of the Plan Administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of Common Stock) in satisfaction of such tax liability. The Plan Administrator also has the authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with a exercise price equal to the fair market value of the option shares on the regrant date.

 /3/  There is no assurance provided to any executive officer or any other
  -
holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed five percent (5%) and ten percent (10%) assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants.


OPTION EXERCISES AND HOLDINGS

       The following table provides information with respect to the named executive officers concerning the exercise of options during the 1994 fiscal year and unexercised options held as of the end of the 1994 fiscal year. No SARs were exercised during the 1994 fiscal year or outstanding as of the end of the 1994 fiscal year.

                         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
- ------------------------------------------------------------------------------------------------------------------------------------

                                                               Number of Securities Underlying
                                                                Unexercised Options at Fiscal    Value of Unexercised in-the-Money
                                                                        Year-End (1994)           Options at Fiscal Year-End ($)**
                      Shares Acquired        Value Realized   ----------------------------------------------------------------------
     Name             on Exercise (#)              ($)*          Exercisable      Unexercisable      Exercisable      Unexercisable
- ------------------------------------------------------------------------------------------------------------------------------------
David A. Bossen              -0-                  -0-             156,385           150,013            662,252           401,693

John C. Gingerich            -0-                  -0-              74,943            87,501            314,774           230,941

Glenn R. Wienkoop           28,648              153,947            32,914            67,688             84,355           181,946

Robert McAdams, Jr.          -0-                  -0-              52,473            51,500            224,591           143,625

John G. Preston              -0-                  -0-              23,250            30,750             83,343            70,906
- ------------------------------------------------------------------------------------------------------------------------------------

* Based on the fair market value of the shares on the exercise date less the exercise price paid for the shares.

** Based on the fair market value of the shares on the last day of the fiscal year ($20.75 per share) less the exercise price payable for such shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors sets the base salary of the Company's executive officers and approves individual bonus programs for executive officers. The Committee also has sole and exclusive authority to make option grants to executive officers and other key employees under the Company's 1993 Stock Option Plan. The following is a summary of policies of the Committee that affect the compensation paid to executive officers for the 1994 fiscal year, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

       GENERAL COMPENSATION POLICY. The Committee's overall policy is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the Committee's primary objectives is to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance. Each executive officer's compensation package is comprised of three elements: (i) base salary that reflects individual performance and is designed primarily to be competitive with the market for executive talent, (ii) annual variable performance awards payable in cash and tied to the achievement of annual financial performance goals established by the Committee and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Generally, as an officer's level of responsibility

                                       9.

increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary.

       FACTORS. The principal factors that were taken into account in establishing each executive officer's compensation package for the 1994 fiscal year are summarized below. However, the Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

       * BASE SALARY. On the basis of the compensation survey of high-technology companies published by an independent management consulting firm, the Committee analyzes compensation data for those technology companies which have sales volume similar to the Company and compete with the Company for executive talent. This peer group is comprised of approximately 70 companies. The base salary for each officer is set on the basis of the salary levels in effect for comparable positions with the peer group companies, the individual's personal performance and internal comparability considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Committee. Each executive officer's base salary is adjusted each year on the basis of the Committee's evaluation of the officer's personal performance for the year in response to market forces affecting the general level of base salaries of persons in comparable positions within the peer group. The Company's performance and profitability generally is not a substantial factor in determining the base salaries of executive officers. For the 1994 fiscal year, the base salary level of the Company's executive officers was generally between the midpoint and the third quarter of the surveyed compensation data for the peer group.

       For purposes of the stock price performance graph that appears later in this Proxy Statement, the Company has selected the S&P High Tech Composite Index as the industry index. This index consists of companies with significantly greater capitalization and sales volume than the Company and therefore none of the companies in the S&P High Tech Composite Index are included in the peer group companies survey. In selecting companies to survey for comparative compensation purposes, the Committee focused primarily on whether those companies were actually competitive with the Company in seeking executive talent.

       * ANNUAL INCENTIVE COMPENSATION. Annual bonuses are earned by each executive officer on the basis of the Company's achievement of corporate performance targets established by the Committee at the start of the fiscal year. The amount of the bonus pool for fiscal year 1994 was determined on the basis of the following performance targets: level of operating income for the year, rate of inventory turnover and average period for which accounts receivable remained outstanding. The aggregate bonus pool was then allocated to individual executive officers on the basis of their position within the Company and their performance rating for the year.

       * LONG-TERM STOCK-BASED INCENTIVE COMPENSATION. Generally, stock option grants are made annually to each of the Company's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a 4-year period, contingent upon the officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the 4-year vesting period, and then only if the market price of the shares appreciates over the option term.

       The size of the option grant to each executive officer, including the Chief Executive Officer, is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company and the salary grade associated with that position, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual based upon his or her salary grade.

       CEO COMPENSATION. In setting the total compensation payable to the Company's Chief Executive Officer, David A. Bossen, for the 1994 fiscal year the Committee sought to be competitive with other companies in the peer

                                      10.

group, while at the same time assuring that a significant percentage of such compensation will be tied to Company performance and stock price appreciation.

       The Committee adjusted Mr. Bossen's base salary for the 1994 fiscal year in recognition of his personal performance and with the objective of having his base salary keep pace with salaries being paid to similarly situated chief executive officers at the peer group companies. With respect to Mr. Bossen's base salary, it is the Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 1994 fiscal year, Mr. Bossen's base salary was at approximately the 75th percentile of the base salary levels for the peer group.

       The remaining components of Mr. Bossen's 1994 fiscal year compensation, however, were dependent upon both individual and corporate performance and provided no dollar guarantees. The cash bonus paid to him for the 1994 fiscal year was based on the Company's attainment of performance factors tied to the level of operating income, the rate of inventory turnover and the average period for which accounts receivable remained outstanding, as well as upon his performance rating for the year.

       Stock option grants were also awarded to Mr. Bossen in fiscal 1994 in order to provide a significant equity incentive for him to remain with the Company and contribute to the financial success of the Company. As previously indicated, these options will have value for Mr. Bossen only if the market price of the underlying option shares appreciates over the market price in effect on the date the grants were made.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

       Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of their executive officers. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1995 will exceed the $1 million limit per covered officer. Under the phase-in period in effect for this limitation, any compensation deemed paid in fiscal 1995 upon the exercise of outstanding options under the Company's 1993 Stock Option Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Until final Treasury regulations are issued with respect to the new $1 million limitation, the Committee will defer any decision on whether or not to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million limitation, should the individual compensation of any executive officer ever approach that level.

       It is the opinion of the Committee that the adopted executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

       Submitted by the Compensation Committee of the Company's Board of
Directors:

                            Paul Bancroft, III, Chairman
                                   Orion L. Hoch
                                  John W. Larson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, other than John W. Larson who formerly served as Secretary of the Company and who currently serves as Assistant Secretary of the Company.

          No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as members of the Company's Board of Directors or Compensation Committee.

                                      11.

                               PERFORMANCE GRAPH


                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                AMONG MEASUREX CORPORATION, THE S & P 500 INDEX
                    AND THE S & P HIGH TECH COMPOSITE INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period            MEASUREX         S&P          S&P
(Fiscal Year Covered)        CORPORATION    500 INDEX    HIGH TECH
- ---------------------        -----------    ---------    ---------
Measurement Pt-11/30/1989    $100.00        $100.00      $100.00
FYE 11/30/1990               $ 70.00        $ 97.00      $ 97.00
FYE 11/30/1991               $ 66.00        $116.00      $108.00
FYE 11/30/1992               $ 78.00        $138.00      $120.00
FYE 11/30/1993               $ 91.00        $152.00      $144.00
FYE 11/30/1994               $ 96.00        $153.00      $169.00

* $100 INVESTED ON 11/30/89 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING NOVEMBER 30.

       The preceding Report of the Compensation Committee and Board of Directors on Executive Compensation and the preceding Company Stock Price Performance Graph are not to be deemed "filed" with the SEC, nor shall this report or graph be incorporated by reference into any past or future SEC filings, notwithstanding any statements to the contrary in such filings.

                                      12.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

            The Company has entered into a severance agreement with each of the executive officers named in the Summary Compensation Table above, pursuant to which each such officer may become entitled to special severance benefits in the event his employment is terminated in connection with certain changes in control of the Company.

            A change in control is defined under each agreement to include: (i) the acquisition of 50% or more of the Company's outstanding voting stock pursuant to a transaction effected without the approval of the Measurex Board or
(ii) a change in the composition of the Measurex Board over any period of 36 months or less such that a majority of the Board ceases to be comprised of individuals who either (A) have been Board members since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by a majority of the continuing Board members described in clause (A). If there should occur such a change in control and the officer's employment is involuntarily terminated (other than for cause) within 18 months thereafter, the officer will become entitled to the following severance benefits: (i) all outstanding options at the time held by the officer will immediately accelerate and become fully exercisable for all the option shares and (ii) the Company will make a cash lump sum payment to the officer in an amount equal to the difference between (A) 2.99 times the officer's average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs and (B) the value of the officer's accelerated options, as determined in accordance with the parachute payment regulations of the federal tax laws.

            The total severance benefit payable to the officer will in general not exceed 2.99 times the officer's average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs. However, the special discounted options granted under the 1981 Stock Option Plan will not be subject to this limitation in the event they are accelerated in connection with the change in control.

            Involuntary termination is defined in each severance agreement as the officer's discharge (other than for cause) or other termination of employment, whether voluntary or involuntary, following a material reduction in the officer's compensation or level of responsibilities or a change in the officer's job location without his or her consent. Termination for cause includes any involuntary termination triggered by the officer's intentional misconduct.

CERTAIN TRANSACTIONS

            On May 30, 1990, the Company entered into an Affiliation Agreement (the "Affiliation Agreement") with Harnischfeger Industries, Inc., a Delaware Corporation ("Harnischfeger"), pursuant to which Harnischfeger indicated its intent to purchase outstanding shares of Measurex Common Stock in open market transactions. Under the terms of the Affiliation Agreement, such stock purchases may be made at any time and from time to time, subject to market conditions and other factors. The Affiliation Agreement does not, however, obligate Harnischfeger to purchase any Measurex Common Stock at any time. With respect to any such purchases, Harnischfeger has agreed that neither it nor its affiliates will acquire in the aggregate more than 20% of the total combined voting power of outstanding Measurex voting stock (including for purposes of this calculation outstanding stock options and other securities convertible into, or entitling the holder thereof to acquire voting stock, hereafter "Voting Stock") without the prior consent of the Measurex Board of Directors, subject to certain limited exceptions. The Affiliation Agreement also provides that, upon the request of Harnischfeger, Measurex will use its best efforts to cause its Board of Directors to take all action necessary to elect a nominee selected by Harnischfeger to the Board of Directors and thereafter, throughout the term of the Affiliation Agreement and subject to certain exceptions, to nominate and solicit proxies for election as director(s) at stockholder meetings a number of Harnischfeger nominees proportionate to the amount of Measurex voting securities then held by Harnischfeger and its affiliates. Under the Affiliation Agreement, Measurex has the option to purchase all shares of Measurex voting securities owned by Harnischfeger and its affiliates (i) in the event that sales of Measurex systems to be installed on machines manufactured by Beloit Corporation, a Delaware corporation and a subsidiary of Harnischfeger ("Beloit"), fail to meet certain projections or (ii) in the event of a "change in control" of Harnischfeger or if Harnischfeger ceases to own a majority of Beloit's outstanding common stock. In addition, Harnischfeger and its affiliates have certain rights to purchase additional shares of Common Stock in the event their aggregate equity ownership interest in Measurex is diluted to certain levels. The Affiliation Agreement may be terminated by either party at the end of seven years or as otherwise set forth therein.

                                      13.

            On December 29, 1994, Measurex bought back from Harnischfeger 2,026,900 shares of outstanding Measurex Common Stock at a purchase price of $21.50 per share, reducing Harnischfeger's holdings to approximately 10% of the total outstanding Measurex capital stock.

            Measurex and Beloit have entered into a Joint Marketing, Sales and Development Agreement dated May 30, 1990 pursuant to which Beloit has agreed to introduce and promote the sale or lease of certain products and systems manufactured by Measurex. Shipments of the Company's products to Beloit totalled $1,037,784 in the 1994 fiscal year, and the Company paid Beloit sales commissions of $7,800 in connection with certain sales of the Company's products in the 1994 fiscal year.

                                      14.

                                  PROPOSAL 2:

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

            The firm of Coopers & Lybrand served as independent public accountants for the Company for the fiscal year ended November 27, 1994. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the meeting to ratify the selection of Coopers & Lybrand by the Board of Directors as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 3, 1995, and to perform other appropriate services. In the event that stockholders fail to ratify the selection of Coopers & Lybrand, the Board of Directors would reconsider such selection.

            A representative of Coopers & Lybrand will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.


                             STOCKHOLDER PROPOSALS

            Stockholder proposals intended to be considered at the 1996 Annual Meeting of Stockholders must be received by Measurex no later than November 4, 1995. The proposal must be mailed to the Company's principal executive offices, One Results Way, Cupertino, California 95014, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.


                                 OTHER MATTERS

            Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

            It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person provided such person supplies the inspector of elections with satisfactory proof of share ownership as of the record date or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                      By Order of the Board of Directors,


                                      Charles Van Orden
                                      Secretary


March 3, 1995
Cupertino, California

                                      15.

                             MEASUREX CORPORATION
                                     PROXY
                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 18, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints DAVID A. BOSSEN and JOHN W. LARSON, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of MEASUREX CORPORATION held of record by the undersigned on February 24, 1995 at the Annual Meeting of Stockholders of Measurex Corporation to be held April 18, 1995, or at any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1 AND 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 IF NO SPECIFICATION IS MADE.
________________________________________________________________________________
1.  ELECTION OF DIRECTORS

    [_]  FOR all nominees     [_]  WITHHOLD AUTHORITY   [_]  EXCEPTIONS
         listed below              to vote for all
                                   nominees

INSTRUCTION: To withhold authority to vote for any individual nominee mark the "EXCEPTIONS" box, and strike a line through the nominee's name in the list below:

               David A. Bossen; Orion L. Hoch; Jeffery T. Grade

2. To ratify the selection of Coopers & Lybrand as independent auditors of the Company.

    [_]  FOR            [_]  AGAINST         [_]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.


    Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

             DATED:_______________________________________________________, 1995


____________________________________________________________________
                                              Signature

____________________________________________________________________
                             (Additional signature if held jointly)

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.